January 25, 2005

Securities and Exchange Commission

450 – Fifth Street – N.W.

Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company,

acting singly, to execute and file with you on my behalf future Forms 3,

4 and 5 respecting my holdings of equity securities of The Clorox Company:

Pamela Fletcher, Vice President - Secretary

Robin A. Stoner, Senior Paralegal II

Thomas W. Huckaby, Assistant Secretary

Very truly yours,

/s/ LAURA STEIN